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Exhibit 10.9

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 14th day of August, 2003, by and between BASIC ENERGY SERVICES, L.P., a Delaware limited partnership (the "Purchaser"), PARKER WINDHAM, LTD., a Texas limited partnership, ("Parker Windham"), PWI, INC., a Texas corporation ("PWI"), PWI RENTALS, L.P., a Texas limited partnership ("PWI Rentals"), PWI CONSTRUCTION, L.P., a Texas limited partnership ("PWI Construction"), PWI DISPOSAL, L.P., a Texas limited partnership ("PWI Disposal") and MORRIS B. WINDHAM and PAIGE WINDHAM, individuals residing in the State of Texas (the "Owners"). Parker Windham, PWI, PWI Rentals, PWI Construction and PWI Disposal are sometimes referred to herein individually as a "Seller" and collective as the "Sellers."

RECITALS:

        A.    The Sellers own and operate an oil and gas field trucking business, an oil and gas field construction business, an oil and gas field equipment rental business, an oil and gas field extraction, hauling and disposal business and a pressure testing and sale and storage business, all of which are based in Beaumont, Texas with additional facilities at Dayton, Ganado, Refugio, Groesbeck, Van Vleck, Bryan and Hallettsville, Texas (collectively, the "Businesses");

        B.    The Purchaser desires to purchase and acquire, and the Sellers are willing to sell and transfer, all of the properties and assets comprising the Businesses except for the Excluded Assets (as hereinafter defined);

        C.    The Owners, Parker Windham, Ltd. and PWI, Inc. each own the real estate described on Exhibit A hereto and the improvements thereon, all of which are used by the Sellers in the Businesses (the "Real Property") that the Owners, Parker Windham, Ltd. and PWI, Inc. desire to sell and the Purchaser desires to purchase the Real Property pursuant to separate Real Property Purchase and Sale Agreements (the "Real Estate Purchase Agreements") substantially in the form of that attached hereto as Exhibit A-1; and

        D.    The Owners are the sole owners of the Sellers.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE

        1.01    Transfer of Assets.    At the Closing, which shall occur on the Closing Date (both terms as defined in Section 6.01 hereof), and subject to the terms and conditions of this Agreement, the Sellers will grant, sell, convey, assign and deliver to the Purchaser, and the Purchaser will pay for and accept from the Sellers, all of the following assets, effective as of 12:01 a.m., Beaumont, Texas time on the Closing Date:

    (a)
    All of the assets, properties, equipment, inventories and rights of the Sellers of every kind, character and description, whether tangible or intangible, save and except the Excluded Assets (hereinafter defined), all such items being sold hereunder being hereinafter collectively referred to as the "Assets." The Sellers are not selling and the Assets will not include any deposits, prepayments, bank accounts, cash, accounts receivable, unbilled work in process, prepaid insurance, bonds or other financial assets of Sellers not used in the Businesses as of the Closing Date, or any other assets specifically defined herein as being excluded from the sale and purchase, all of which are hereinafter collectively referred to as the "Excluded Assets".

    (b)
    Without limiting the foregoing, the Assets shall include the following assets, properties and rights of the Sellers:

    (i)
    the transport tractors, vacuum trucks, winch trucks, trailers, pump trucks, storage tanks, frac tanks, backhoes, dozers, forklifts, light plants, pumps, light vehicles, miscellaneous support trucks and tractors and other equipment described on Exhibit B hereto, together with all tools and accessories located on and used in connection with the same;

    (ii)
    all spare oil and gas field servicing components, tools, fittings and accessories, replacements parts and operating supplies, inventories, all shop equipment, tools, accessories and shop supply inventories, all office equipment and improvements owned by Sellers (the Assets described under Section 1.01(b) (i) and (ii) are sometimes referred to as the "Tangible Personalty");

    (iii)
    all licenses, permits, easements and other authorizations or grants owned by or in favor of the Sellers which are in any way used or useful in the ownership and operation of the Assets and the Businesses;

    (iv)
    all of the Sellers' rights under the contracts, commitments and agreements which are described on Exhibit C attached hereto and made a part hereof for all purposes (the "Contracts");

    (v)
    any usable and salable raw materials and supplies of the Sellers as of the Closing (the "Inventory");

    (vi)
    all technologies, methods, formulations, data bases, patents, trademarks (including any trademark on the name "Turbo Tank" or the design of such tank), trade secrets, know-how and other intellectual property used in the Businesses;

    (vii)
    all existing and assignable guaranties and warranties (express or implied), if any, issued in connection with the purchase, lease, construction, alteration, and/or repair of any real or personal property included within the Assets;

    (viii)
    all information, files, records, data, plans and recorded information, including supplier lists and customer lists, relating to the ownership and operation of the Businesses, provided that the Sellers shall be entitled to keep, retain and utilize copies of all corporate, accounting and tax records maintained by the Sellers;

    (ix)
    all right, title and interest of the Sellers in and to the names "Parker Windham, Ltd.", "PWI, Inc.," "PWI Rentals, L.P.", "PWI Construction, L.P", "PWI Disposal, L.P.", "Turbo Tank" and any other trade names used by the Sellers in the operation of the Businesses;

    (x)
    the Real Property;

    (xi)
    all goodwill of the Sellers; and

    (xii)
    any and all other assets of the Sellers other than the Excluded Assets.

        1.02    Purchase Price.    At the Closing, in accordance with the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of the Sellers and the Owners, the Purchaser shall purchase the Assets from the Sellers for a total purchase price (the "Purchase Price") not to exceed Twenty-Six Million Five Hundred Thousand and No/100 Dollars ($26,500,000.00), plus (i) One Million One Hundred Fifty-Four Thousand Eighty-Five and 34/100

($1,154,085.34) to reimburse Sellers for the expansion capital expenditures made by the Sellers between February 15, 2003 and June 27, 2003, which are identified on Annex 1 hereto and (ii) such amount as is required to reimburse Sellers for any other expansion capital expenditures made by them between June 28, 2003 and the Closing Date, with Purchaser's knowledge and approval (collectively, the "Expansion Capital Reimbursement Amount"). The amount by which the Purchase Price will be increased pursuant to the provisions of (i) and (ii) above will be decreased by an amount equal to 1/60th of the purchase price paid by Sellers for such equipment times the number of full months such equipment is owned by Sellers prior to Closing. The Purchaser shall pay the Sellers in immediately available funds at the Closing, the sum of Twenty-Four Million and No/100 Dollars ($24,000,000.00), plus the Expansion Capital Reimbursement Amount (as adjusted) and less (a) Five Hundred Thousand and No/100 Dollars ($500,000.00) to be placed in escrow as provided in Section 1.03 below (the Escrowed Funds), (b) the amounts allocated to the Non-Competition Agreements to be executed by the Sellers, (c) the amounts payable to the Owners, Parker Windham, Ltd. and PWI, Inc. under the Real Property Purchase Agreements ($200,000.00) and (d) the amounts, if any, paid by Purchaser to creditors of Sellers pursuant to Sellers' instructions. The amount payable by Purchaser at Closing will also be adjusted for any prorations of taxes, rents, lease payments, assumed vacation obligations and other obligations requiring proration under the terms of this Agreement. The Sellers and the Purchaser agree that they will, as a condition to Closing allocate the Purchase Price among the Assets, which allocation will be binding on them for federal income tax and all other purposes incident to this Agreement. In addition, Purchaser agrees to pay Owners up to an additional Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) (the "Earn-Out Amount") pursuant to the terms of a Contingent Earn-Out Agreement substantially in the form attached hereto as Exhibit D, with appropriate insertions. The Contingent Earn-Out Agreement will be expressly subject to a Subordination Agreement (the "Subordination Agreement") between the Owners and General Electric Capital Corporation and LaSalle Business Credit LLC (the "Senior Lenders") to which Purchaser's payments to the Owners under the Contingent Earn-Out Agreement will be subordinated to the Senior Lender.

        1.03    Escrowed Funds.    At the Closing, Sellers, Purchaser and the Escrow Agent (as defined in the Escrow Agreement) shall enter into an escrow agreement that is substantially identical in form and substance to that attached hereto as Exhibit E (the "Escrow Agreement"), pursuant to which Purchaser shall deposit a portion of the Purchase Price (the "Escrowed Funds") equal to the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) (the "Escrow Account"), to serve as a source of security for the payment of any claims asserted by Purchaser within one hundred twenty (120) days from the Closing Date (hereinafter defined) against Sellers for the breach of any of their representations, warranties and/or covenants under this Agreement and the instruments and documents executed by Sellers at Closing pursuant hereto (the "Settlement Period"). The establishment of the Escrow Account and any exercise of recourse thereon by Purchaser shall not operate or be deemed to operate to limit or restrict any other legal or equitable rights or remedies available to Purchaser for any such breach by Sellers. The Escrow Account shall be administered as set forth in Article VII of this Agreement and as otherwise provided in the Escrow Agreement.

        1.04    Assumed Contractual Liabilities.    At the Closing, the Purchaser shall assume and agree to pay, discharge or perform, as appropriate, all liabilities and obligations of the Sellers arising following the Closing Date under only those Contracts specifically described on attached Exhibit C; provided the Sellers obtain and deliver at or before Closing any requisite consents to assignment to and assumption of such Contracts by the Purchaser (collectively, the "Assumed Contractual Liabilities").

        1.05    Liabilities Not Assumed.    Except for the Assumed Contractual Liabilities and the Assumed Environmental Liabilities (hereinafter defined), the Purchaser does not assume or agree hereunder to pay, perform or discharge any debt, obligation, tax or liability, known or unknown, contingent or otherwise, of the Sellers of any kind or nature whatsoever. Without limiting the foregoing, in no event shall the Purchaser assume or incur any liability or obligation under this Agreement or otherwise in respect of any of the following:

    (a)
    any claim for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by the Sellers or alleged to have been made by the Sellers, or, except for the Assumed Environmental Liabilities, which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product sold or leased by or on behalf of the Sellers or arising from any actions or inactions of the Sellers or any events occurring prior to the Closing Date;

    (b)
    any federal, state or local income or other tax payable with respect to the Businesses, Assets, properties or operations of the Sellers or any member of any affiliated group of which the Sellers' are a member or incident to or arising as a consequence of the negotiation or consummation by the Sellers of this Agreement and the transaction contemplated hereby, save and except: (i) any applicable property taxes for the calendar year 2003 which will be prorated by the parties as of the Closing Date with an appropriate credit to the Purchaser at the Closing, and (ii) any sales or transfer taxes resulting from the consummation of this transaction, which will be the responsibility of the Purchaser;

    (c)
    except for the Assumed Environmental Liabilities, any liability or obligation arising prior to the Closing Date under any law, ordinance or governmental or regulatory rule or regulation, whether federal, state or local, to which the Sellers or Sellers' business operations, assets or properties are subject relating to pollution or protection of the environment;

    (d)
    any liability or obligation arising prior to or as a result of the Closing to any employees, agents or independent contractors of the Sellers, whether or not employed by the Purchaser after the Closing Date, or under any benefit arrangement with respect thereto, including any obligations of the Sellers under any defined benefit plan, employee benefit plan or severance plan; and

    (e)
    any liability or obligation of the Sellers incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of counsel, accountants and other professionals.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS
AND THE OWNERS

        The Sellers and the Owners hereby, jointly and severally, represent, warrant and covenant to and with the Purchaser as follows:

        2.01    Existence and Good Standing; No Subsidiaries.    Parker Windham, PWI Rentals, PWI Construction and PWI Disposal are each limited partnerships organized, validly existing and in good standing under the laws of the State of Texas. PWI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each Seller has all requisite power and authority to carry on the Businesses now being conducted by such Seller. Each Seller is in good standing and is duly qualified to do business in all jurisdictions where the character of its properties or assets or the nature of its activities makes such qualification necessary. No Seller has any subsidiaries. The Owners are residents of the State of Texas.

        2.02    Authority; Enforceability.    The Sellers each have full power, authority and legal right to enter into this Agreement and to consummate the transactions provided for herein. The Owners are each above the age of eighteen (18) years and have the legal capacity and requisite power and authority to enter into and perform their obligations under this Agreement. All actions on the part of each of the Sellers and the Owners necessary to consummate the transaction contemplated by this Agreement and the Real Estate Purchase Agreements have been duly taken as required by applicable law and any applicable agreements. This Agreement has been, and the other agreements, documents and instruments required to be delivered by the Sellers or the Owners in accordance with the provisions hereof (including, specifically, the Real Property Purchase Agreements) have been or will be, duly executed and delivered by the Sellers and the Owners and constitute (or will at Closing constitute) the valid and binding obligations of each of the Sellers and each of the Owners, enforceable against each of the Sellers and the Owners in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors' rights or by legal principles of general applicability governing the availability of equitable remedies.

        2.03    Absence of Violation or Conflicts.    The execution, delivery and performance of the transactions contemplated by this Agreement and the Real Property Purchase Agreements by the Sellers and the Owners do not and will not (a) violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under, (i) any law, ordinance or governmental rule or regulation known to the Sellers or the Owners and to which the Sellers or the Owners, the Assets or the Businesses are subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is known to the Sellers or the Owners and which is applicable to any of the Sellers or the Owners, the Assets or the Businesses, (iii) the governing documents of or any securities issued by the Sellers, or (iv) any mortgage, indenture or other instrument, document or understanding, oral or written, to which any of the Sellers or the Owners are a party, by which any of the Sellers or the Owners may have rights or by which any of the Assets or the Businesses may be bound or affected, and (b) give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of the Sellers thereunder. Except for certain consents to assignment to be obtained on a post-Closing basis, as set forth in Section 2.13, no authorization, approval or consent of, and no registration or filing with any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by the Sellers or the Owners.

        2.04    Title to Assets.    The Sellers have (or will have at Closing) good, indefeasible and marketable title to all of their properties and assets which are included in the Assets, specifically including, without limitation, the Real Property, the Tangible Personalty and the Inventory, free and clear of all mortgages, liens, pledges, security interests, charges, claims, rights of first refusals, options, restrictions or conditions to transfer or assignment, liabilities, obligations and other encumbrances and defects of title of any nature whatsoever (collectively referred to as "Encumbrances"), except for liens for current ad valorem or similar taxes which are not yet due and payable (collectively, the "Permitted Encumbrances"). Each of the Sellers has the absolute right to sell the Assets to the Purchaser, and upon the consummation of the transaction contemplated hereby, the Purchaser will have good and marketable title to the Assets, free and clear of any encumbrances.

        2.05    Contracts.    All Contracts (including lease agreements) to be assumed by the Purchaser at the Closing are described on attached Exhibit C and the Sellers and the Owners have provided or made available to the Purchaser true, correct and complete copies of all such Contracts, including any amendments or supplements thereto. To the best of the Sellers' and the Owners' knowledge, after reasonable investigation, neither the Sellers or the Owners are in default (nor is there any event which with notice or lapse of time or both would constitute a default) under any such Contract. Except as contemplated by Section 2.13, no consents or approvals of any person other than the Sellers and the

Owners are necessary to sell, assign, convey, transfer and deliver any and all rights and interest in and to the Contracts to the Purchaser. There are no agreements with third parties, either written or verbal, that are material or necessary to the operation of the Businesses other than the Contracts.

        2.06    Condition of the Assets.    To the best of the Sellers' and the Owners' knowledge after reasonable investigation, the equipment and other tangible property comprising any portion of the Assets are structurally sound and in good repair and operating condition, normal wear and tear excluded. Except for the Excluded Assets, the Assets constitute all property, assets and contractual rights necessary for the conduct of the Businesses as presently conducted. All of the Assets conform to all applicable laws governing their use. No notice of any violation of any law, statute, ordinance regulation has been received by the Sellers or the Owners, nor, to the knowledge of any of the Sellers, is there any basis for any of the foregoing.

        2.07    Trade Secrets and Customer Lists.    The Sellers have the right to use, free and clear of any claims or rights of others, all trade secrets, customer lists and proprietary information required for the conduct of the Businesses. The Sellers are not using or in any way making use of any confidential information or trade secrets of any third party, including, without limitation, any past or present employee of either of the Sellers.

        2.08    Suppliers and Customers.    The Sellers and the Owners have no knowledge that any of the Sellers' suppliers or customers expect or intend to materially reduce their business with the Businesses.

        2.09    Compliance with Law; Authorizations.    To the best of Sellers' and Owners' knowledge after reasonable investigation, the Sellers have complied with each (and are not in violation of any), law, ordinance or governmental or regulatory rule or regulation, whether federal, state, local or foreign, known to the Sellers and to which the Sellers and Sellers' Businesses, operations, assets and properties are subject ("Regulations"). The Sellers own, hold, possess or lawfully uses in the operation of the Assets and the Businesses all licenses, permits, patents, easements, rights, applications, filings, registrations and other authorizations ("Authorizations") which are known to the Sellers or the Owners and which are in any manner necessary for such ownership and use by the Sellers, free and clear of all liens, charges, restrictions and Encumbrances and, to the best of the Sellers' and the Owners' knowledge after reasonable investigation, in compliance with all Regulations. To the best of the Sellers' and the Owners' knowledge after reasonable investigation, the Sellers are not in material default, nor have they received any notice of any claim of default, with respect to any such Authorization.

        2.10    Litigation.    Except for litigation which has been initiated by Sellers in an attempt to collect accounts receivable owed to Sellers (all of which litigation, together with the claims underlying the same will be retained by Sellers) and except as disclosed on Schedule 2.10, no litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority, is pending in which the Sellers are a party and in which the Sellers or the Owners have been served with process or otherwise notified or, to the knowledge of the Sellers or the Owners after reasonable investigation, threatened against the Sellers or the Owners which relate to the Assets, the Businesses or the transactions contemplated by this Agreement, nor do the Sellers or the Owners know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could materially adversely affect the Assets, the Businesses or the transaction contemplated hereby. The Sellers and the Owners are neither a party to nor subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which may materially adversely affect the Sellers, the Assets, the Businesses or the transactions contemplated hereby.

        2.11    Environmental Matters.

          (a)   To the best knowledge of the Sellers and the Owners after reasonable investigation, the Assets are in compliance with all federal, state and local laws and regulations relating to pollution or protection of the environment (collectively, "Environmental Laws"), including, without limitation, Environmental Laws governing emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment. To the best knowledge of the Sellers and the Owners after reasonable investigation, the Sellers have obtained all permits, licenses and other authorizations that are required under Environmental Laws with respect to the operation of the Assets and the conduct of the Businesses and is in compliance therewith.

          (b)   There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending in which any of the Sellers is a party and in which any of the Sellers has been served with process or otherwise notified or, to the knowledge of any of the Sellers or the Owners, threatened against the Sellers based upon any violation or alleged violation of any Environmental Laws.

          (c)   The Sellers and Owners will, at least ten (10) days prior to the Closing Date, deliver to Purchaser Phase I Environmental Assessments covering the Real Properties and the leased real properties at Beaumont, Dayton, Ganado, Refugio, Groesbeck, Van Vleck, and Hallettsville, Texas, all of which properties are utilized by Sellers in the operation of their Businesses. The Sellers and the Owners agree to cooperate reasonably with the Purchaser in connection with the Purchaser's application for the transfer, renewal or issuance of any permits, licenses, approvals or other authorizations or to satisfy any regulatory requirements involving the transfer of the Businesses to the Purchaser.

        2.12    Tax and Other Returns and Reports.    Neither the Sellers or the Owners have received any notice of assessment or proposed assessment in connection with any of the Assets or the Businesses and, to the knowledge of the Sellers or the Owners, there are no pending tax examinations or tax claims asserted against any of the Assets or the Businesses. There are no tax liens (other than any lien for current ad valorem taxes not yet due and payable) on any of the Assets or the Businesses.

        2.13    Consents.    Except for governmental consents routinely obtained on a post closing basis, the Sellers or the Owners are not aware of any consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority or any other person on the part of the Sellers which is required in connection with the completion of the transactions contemplated by this Agreement and the operation by the Purchaser of the Businesses in the manner in which they are currently conducted. The Sellers and the Owners agree that they will utilize their best efforts to obtain any governmental consents within thirty (30) days following Closing. If the Sellers and the Owners, notwithstanding such best efforts, shall fail to obtain such consents within that time period, the Purchaser, at its option, may reassign the applicable leases, contracts or other rights for which consent was not obtained to the Sellers, whereupon the Sellers will immediately refund to the Purchaser that portion of the Purchase Price allocated thereto on the allocation schedule required under Section 1.02 above or such other amount as the parties may agree upon to the Purchaser. No such reassignment and reimbursement will in any way operate to negate, diminish or alter the obligations of the Owners or the Sellers under their respective Non-Competition Agreements (hereinafter defined).

        2.14    Financial Matters.

          (a)    Financial Statements.    Each Seller has previously furnished to the Purchaser internally prepared Balance Sheets of such Seller for the period ended May 31, 2003, together with internally prepared Statements of Income for the twelve month periods ended December 31, 2001 and December 31, 2002 and for the period ended May 31, 2003. These financial statements represent the books and records of the Sellers and present fairly the information contained therein in the same manner as such information has been historically reported by the each of the Sellers.

          (b)    Liabilities.    Except for the liabilities specifically disclosed by the Sellers to the Purchaser in writing, the Sellers have and on the Closing Date will have, no other material liabilities of any nature, whether accrued, absolute, contingent or otherwise and whether due or to become due, or arising out of transactions entered into, or any state of facts existing, prior to the Closing Date which will encumber the Assets or impair the use, value or ownership thereof by the Purchaser following the Closing. There has been no material adverse change in the financial condition, results of operations, assets, liabilities, business or prospects of the Sellers since March 31, 2003.

        2.15    Absence of Certain Changes.    Since March 31, 2003, there has not been (i) any material amendment, termination or revocation, or threatened termination, revocation or modification of any license, permit or franchise required for the continued operation of the Businesses; (ii) any sale or transfer of the Assets (other than in the ordinary course of Sellers' businesses); (iii) any pledge or subjection to lien, charge or encumbrance of any kind, of, on or affecting any of the Assets, or (iv) any damage, destruction or loss of or to the Assets, whether or not covered by insurance.

        2.16    Disclosure.    No material written statement, representation, warranty or information provided or furnished by or on behalf of the Sellers or the Owners to the Purchaser in this Agreement or otherwise in connection with the transactions contemplated by this Agreement or the Real Estate Purchase Agreements contains as of the date made any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.

        2.17    Expansion Capital Expenditures.    All expenditures made by the Sellers since February 15, 2003 that constitute Expansion Capital Reimbursement Amounts have been for equipment that expanded the capabilities of the Businesses and none of such expenditures were for purchases of equipment to replace existing equipment.

ARTICLE III

PURCHASER'S REPRESENTATIONS AND WARRANTIES

        The Purchaser hereby represents and warrants to the Sellers and the Owners as of the date hereof as follows:

        3.01    Organization.    The Purchaser is a limited partnership duly organized and existing in good standing, under the laws of the State of Delaware and has the power and authority to carry on its business as contemplated by this Agreement.

        3.02    Authority.    The Purchaser has full power, authority and legal right to enter into this Agreement and the Real Estate Purchase Agreements and to consummate the transactions provided for herein and therein. The execution and delivery of this Agreement and the other instruments specified herein and the consummation of the transaction provided for herein, by the Purchaser have been duly and validly authorized by all necessary action on the part of the Purchaser and are in compliance with applicable law. This Agreement has been and the other agreements, documents and instruments required to be delivered by the Purchaser in accordance with the provisions hereof have been or will be, duly executed and delivered by the Purchaser and constitute (or will at Closing constitute) the valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors' rights or by legal principles of general applicability governing the availability of equitable remedies.

        3.03    Absence of Violations or Conflicts.    The execution, delivery and performance of the transactions contemplated by this Agreement and the Real Estate Purchase Agreements by the Purchaser do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under, (a) any law, ordinance or governmental rule or regulation known to the Purchaser and to which the Purchaser is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Purchaser (c) the governing documents of the Purchaser or any securities issued by the Purchaser, or (d) any mortgage, indenture or other instrument, document or understanding, oral or written, to which the Purchaser is a party or by which the Purchaser may have rights. No authorization, approval or consent of and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by the Purchaser.

        3.04    Disclosure.    No written statement, representation, warranty or information provided or furnished by or on behalf of the Purchaser to the Sellers in this Agreement or otherwise in connection with the transactions contemplated by this Agreement and the Real Estate Purchase Agreements contains as of the date made any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.

ARTICLE IV

INDEMNIFICATIONS

        4.01    General Indemnification by the Sellers and the Owners.    The Sellers and the Owners, jointly and severally, agree to indemnify, hold harmless and defend the Purchaser after the Closing Date against and in respect of any of the following matters which may be asserted or established:

    (a)
    Any and all damages, losses, expenses, liabilities or deficiencies resulting from any breach of the warranties, representations and covenants of the Sellers and the Owners contained herein or in any schedule hereto;

    (b)
    Any and all damages, losses, expenses, liabilities or deficiencies incurred or paid by the Purchaser as a result of the nonpayment or assessment of taxes with respect to the Assets or the Businesses attributable to periods prior to the Closing Date;

    (c)
    Any and all damages, losses, expenses, liabilities or deficiencies incurred or paid by the Purchaser as a result of a claim of any kind arising from the ownership or operation of the Assets or the Businesses prior to the Closing Date (except for the Assumed Environmental Liabilities);

    (d)
    All demands, assessments, judgments, costs and expenses (including reasonable legal fees and other expenses of litigation, both at the trial and appellate level) arising from or in connection with any action, suit, proceeding or claim incident to any of the matters indemnified in subparts (a)-(c) of this Section 4.01.

        4.02    General Indemnification by the Purchaser.    The Purchaser agrees to indemnify, hold harmless, and defend the Sellers and the Owners after the Closing Date against and in respect of any of the following matters which may be asserted or established:

    (a)
    Any and all damages, losses, expenses, liabilities or deficiencies resulting from any breach of the warranties, representations and covenants of the Purchaser contained herein or in any schedule hereto;

    (b)
    Any and all damages, losses, expenses, liabilities or deficiencies incurred or paid by the Sellers as a result of the nonpayment or assessment of taxes with respect to the Assets or the Businesses attributable to periods on and after the Closing Date;

    (c)
    Any and all damages, losses, expenses, liabilities or deficiencies incurred or paid by the Sellers as a result of a claim of any kind arising from the ownership or operation of the Assets or the Businesses by the Purchaser on and after the Closing Date; and

    (d)
    All demands. assessments, judgments, costs and expenses (including reasonable legal fees and other expenses of litigation, both at the trial and appellate level) arising from or in connection with any action, suit, proceeding or claim incident to any of the matters identified in subparts (a)-(c) of this Section 4.02.

        4.03.    Environmental Indemnification by the Sellers and the Owners.    The Sellers and the Owners, jointly and severally, agree to indemnify, defend and hold the Purchaser harmless from and against any and all claims, demands, causes of action, liabilities, losses, fines, penalties, and/or expenses (including reasonable attorneys' fees and other expenses of litigation) which the Purchaser may incur or suffer based upon or arising from any occurrence, event, circumstance or omission occurring prior to the Closing Date and involving or affecting the environmental condition of the Assets, including, without limitation, or any such matters attributable to alleged violations of or non-compliance with Environmental Laws, save and except the Assumed Environmental Liabilities.

        4.04    Environmental Assumption and Indemnification by Purchaser.    Purchaser agrees to indemnify, defend and hold Sellers harmless from and against any and all claims, demands, causes of action, liabilities, losses, fines, penalties and/or expenses (including reasonable attorneys' fees and other expenses of litigation) which Sellers may incur or suffer based upon or arising from any occurrence, event, circumstance or omission occurring following the Closing Date and involving or affecting the environmental condition of the Assets including, specifically, any obligation of Purchaser to plug and abandon any salt water disposal well assigned or conveyed by Sellers to Purchaser hereunder ("Assumed Environmental Liabilities").

        4.05    Conditions of Indemnification.    The respective obligations and liabilities of the Sellers, the Owners and the Purchaser (the "indemnifying party") to the other (the "party to be indemnified") under this Article IV and under the Real Estate Purchase Agreements with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

    (a)
    Within 20 days (or such earlier time as might be required to avoid prejudicing the indemnifying party's position) after receipt of notice of commencement of any claim, whether meritorious or not, or any action evidenced by service of process or other legal pleading, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expenses; provided that the party to be indemnified may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by the party to be indemnified unless (i) the indemnifying party has agreed to pay such fees and expenses, or (ii) the indemnifying party has failed to assume the defense of such claim or action.

    (b)
    If the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party's expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

    (c)
    Notwithstanding the foregoing, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified.

    (d)
    The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests to the other.

        4.06    Limitation.    The obligations under this Article IV and liability for failure or breach of any warranties, representations, or covenants shall be limited as follows:

    (a)
    Except as provided in (c) below, the representations and warranties of the parties and indemnification obligations of the parties with respect to breaches thereof, and any other claims with regard to, or arising out of, the transactions contemplated by this Agreement shall survive for a period of three year(s) after the Closing Date, provided that if notice of a bona fide claim by either party has been given in writing as provided in Section 8.03 by a party against the other within such three year period the obligations with respect to such claim shall survive until resolved.

    (b)
    Except as provided in (c) and (d) below, the Sellers' and Owners' liability with respect to breaches of warranties and representations and indemnifications therefor shall be limited to an aggregate of One Million Eight Hundred Thousand and No/100 Dollars ($1,800,000.00).

    (c)
    The indemnity obligations of the Sellers and the Owners hereunder with respect to sites which are under remediation prior to Closing and with respect to any other sites identified by the Phase 1 Environmental Studies as having conditions unacceptable to Purchaser with respect to which the Sellers and the Owners accept responsibility shall continue indefinitely and shall not be limited in amount.

    (d)
    The indemnity obligations of Purchaser hereunder with respect to the Assumed Environmental Liabilities shall continue indefinitely and shall not be limited in amount.

ARTICLE V

OTHER AGREEMENTS

        5.01    Purchaser's Due Diligence.    Pending Closing, the Purchaser shall have the complete and unfettered right to inspect, review and audit the Assets and all books, records, data and other information of the Sellers relating to the Assets and the conduct of the Businesses. All expenses incurred by the Purchaser relating to its inspection and review of the Assets and the Businesses shall be borne and paid exclusively by the Purchaser. The Sellers and the Owners will cooperate with the Purchaser in all reasonable respects in facilitating such inspection and review. Without limiting the foregoing, the Sellers and the Owners each agree that, until Closing, they will (a) provide or cause to be provided to the Purchaser or its representatives, during normal business hours or otherwise, if necessary, full access to all of its properties, assets, books, agreements, commitments and records; (b) furnish the Purchaser and its representatives with such information concerning any of its operations and affairs as they may reasonably request; and (c) furnish to the Purchaser true copies of all requested financial data and operating statements of the Sellers.

        5.02    Exclusive Dealing.    During the period from the date of this Agreement through the Closing Date, the Sellers or the Owners will not, directly or indirectly, encourage, initiate or engage in discussions or negotiations with or provide any information to, or enter into any agreement to sell the Assets or any equity interest in any of the Sellers with, any person, firm, company or other entity, other than the Purchaser.

        5.03    Employees.    Employees of Sellers who successfully pass Purchaser's preemployment screening test and otherwise qualify for employment by Purchaser and who are actually employed by

Purchaser immediately following Closing will be eligible to participate in Purchaser's current benefit programs as of the date of Closing (to the extent any waiting periods can be waived by Purchaser pursuant to its benefit plan documents) and their length of service with Sellers will be honored in considering their eligibility for Purchaser's benefit programs. Except as may be specifically provided in this Agreement, the Purchaser will assume no liability for any agreements, arrangements, commitments, policies or understandings of any kind relating to employment, compensation or benefits for present or former employees of the Sellers prior to the Closing Date, including, but not limited to, severance pay, retirement benefits, accrued vacation pay or benefits or medical claims incurred before the Closing Date. Without limiting the foregoing, the Sellers shall bear the full cost and expense of any severance expenses and benefits which result from the termination of any employees of the Sellers by Sellers. Notwithstanding the foregoing, Purchaser will assume the liability for accrued vacations for those employees of Sellers who are hired by Purchaser at Closing, provided an appropriate reduction in the Purchase Price is made for the vacation benefits assumed.

        5.04    Expenses.    Except as otherwise provided herein, each party hereto will pay its own expenses and costs incurred in connection with the negotiation and consummation of this Agreement and the transaction contemplated hereby. The Purchaser will pay all federal, state and local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale or transfer of the Assets.

        5.05    Brokers.    Each of the parties hereto shall be solely responsible for any brokerage commissions or finder's fees arising from this transaction based upon arrangements made by or on behalf of such party and agrees to indemnify and hold the other party harmless from any claims or liabilities (including reasonable attorneys' fees and court costs) with respect thereto.

        5.06    Loss.    If, before the Closing Date, any individual asset making up the Assets is destroyed, or if there has been damage to any individual asset making up the Assets which would cost in excess of $50,000 to repair or replace and such repair or replacement is not completed by the Closing Date to the Purchaser's reasonable satisfaction, then the Purchaser, at its option, may either (a) proceed to Closing, in which event the Sellers shall assign to the Purchaser at Closing all insurance proceeds payable with respect to such loss and the Purchaser shall receive a credit at Closing against the Purchase Price for any remaining sums necessary to effectuate such repairs (including, without limitation, applicable deductibles) or (b) terminate this Agreement, in which event, except as otherwise expressly provided in this Agreement, neither party shall have any further rights or obligations hereunder. If, before the Closing Date, there has been damage to any individual asset making up the Assets which would cost $50,000 or less to repair or replace and such repair or replacement shall not have been completed by the Closing Date to the Purchaser's reasonable satisfaction, then the parties shall remain obligated to close this transaction, but Purchaser shall be entitled to an assignment at Closing of all insurance proceeds payable with respect to such loss and shall additionally receive a credit at Closing against the Purchase Price in an amount to be agreed upon by the Purchaser and the Sellers for any remaining sums necessary to effectuate such repairs (including, without limitation, applicable deductibles).

        5.07    Assignment of Contracts.    At least ten (10) days prior to Closing, the Purchaser shall notify the Sellers of those Contracts, if any, which the Purchaser desires to assume at Closing. If the Purchaser does not issue such notification, the Purchaser shall be deemed to desire to assume all of the Contracts at Closing. Any Contracts the Purchaser elects not to assume will be considered to be Excluded Assets.

ARTICLE VI

THE CLOSING

        6.01    Time, Date and Place of Closing.    Closing ("the Closing") of the transactions contemplated hereby and by the Real Estate Purchase Agreements shall take place at the offices of the Sellers' legal counsel in Beaumont, Texas at 10:00 a.m. on or before September 29, 2003, or at such other time and place as the parties may hereafter mutually agree in writing. Such date or any alternative date selected in accordance with this Section 6.01 is referred to in this Agreement as the "Closing Date."

        6.02    Conditions to Obligations of the Purchaser.    The obligation of the Purchaser to close under this Agreement and the Real Estate Purchase Agreements is subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by the Purchaser:

    (a)
    The representations, warranties and covenants of the Sellers and the Owners contained herein or otherwise delivered pursuant hereto shall be true in all material respects as of the date when made, shall be deemed to be made again at and as of the Closing Date, and shall be true at and as of the Closing Date;

    (b)
    The Sellers and the Owners shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by the Sellers and the Owners prior to or at the Closing Date;

    (c)
    No material adverse change in the Businesses or in the Assets shall have occurred between March 31, 2003 and the Closing Date;

    (d)
    No federal, state or local governmental unit, agency, body or authority with competent jurisdiction over the subject matter shall have given official written notice of its intention to institute proceedings to prohibit the transaction contemplated by this Agreement and the Real Estate Purchase Agreements, or which would interfere with the use of the Assets or the operation of the Businesses;

    (e)
    No judgment, order or decree shall have been rendered by any governmental authority and no action shall have been instituted or threatened by any person which has the effect of enjoining or which seeks to enjoin the consummation of the transaction contemplated by this Agreement and the Real Estate Purchase Agreements;

    (f)
    The Sellers and the Owners shall have delivered to the Purchaser an opinion of its legal counsel, Orgain, Bell & Tucker, L.L.P., in form and substance reasonably acceptable to the Purchaser and its counsel, addressing the due and proper authorization, execution and delivery and the enforceability of this Agreement and the Real Estate Purchase Agreements and the instruments and documents executed in connection herewith and therewith and such other matters as the Purchaser or its counsel may reasonably require; and

    (g)
    The Phase One Environmental Assessments delivered by Sellers and Owners to Purchaser pursuant to Section 2.11(c) above disclose only conditions that are acceptable to Purchaser; and

    (h)
    All deliveries pursuant to Section 6.04 shall have been made and shall be reasonably acceptable to the Purchaser.

        6.03    Conditions to Obligations of the Sellers and Owners.    The obligation of the Sellers and Owners to close under this Agreement and the Real Estate Purchase Agreements is subject to the fulfillment prior to or on the Closing Date of each of the following conditions, any one or more of which may be waived by the Sellers and Owners:

    (a)
    The representations, warranties and covenants of the Purchaser contained herein or otherwise delivered pursuant hereto shall be true in all material respects as of the date when made, shall be deemed to be made again at and as of the Closing Date, and shall be true at and as of the Closing Date;

    (b)
    The Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by the Purchaser prior to or at the Closing Date;

    (c)
    No federal, state or local governmental unit, agency, body or authority with competent jurisdiction over the subject matter shall have given official written notice of its intention to institute proceedings to prohibit the transaction contemplated by this Agreement and the Real Estate Purchase Agreements or which would interfere with the use of the Assets or the operation of the Businesses; and

    (d)
    No judgment, order or decree shall have been rendered by any governmental authority and no action shall have been instituted or threatened by any person which has the effect of enjoining or which seeks to enjoin the consummation of the transaction contemplated by this Agreement and the Real Estate Purchase Agreements.

    (e)
    The Purchaser shall have delivered to the Sellers and Owners an opinion of its legal counsel, Lynch, Chappell & Alsup, P.C., in form and substance reasonably acceptable to the Sellers and Owners and their counsel, addressing the due and proper authorization, execution and delivery and the enforceability of this Agreement and the Real Estate Purchase Agreements and the instruments and documents executed in connection herewith and therewith and such other matters as the Sellers and Owners or their counsel may reasonably require; and

    (f)
    All deliveries pursuant to Section 6.05 shall have been made and shall be reasonably acceptable to Sellers and Owners.

        6.04    Deliveries by the Sellers and the Owners at the Closing.    At the Closing, the Sellers and the Owners shall execute, acknowledge, and/or deliver, as appropriate, to the Purchaser the following:

    (a)
    Evidence that all consents (other than consents to be obtained on a post Closing basis pursuant to Section 2.13) necessary in connection with this transaction have been obtained (which shall consist of the original copies of all consents required to be obtained in writing and a certificate from each of the Sellers stating that all other consents have been obtained);

    (b)
    Evidence that all liens or encumbrances of any kind on the Assets other than Permitted Encumbrances shall have been released and/or a termination statement shall have been filed as of the Closing Date;

    (c)
    An officer's certificate of each of the Sellers and certificate of the Owners, dated as of the Closing Date, as to the material truth and correctness of all of the representations and warranties of the Sellers and the Owners contained in this Agreement and the Real Estate Purchase Agreements;

    (d)
    An officer's certificate from each of the Sellers and a certificate of the Owners, dated as of the Closing Date, as to the material performance of and compliance by the Sellers and the Owners with all covenants of the Seller contained in this Agreement and the Real Estate Purchase Agreements;

    (e)
    A certificate from each of the Sellers, dated as of the Closing Date, as to approval of the transactions contemplated by this Agreement and the Real Estate Purchase Agreements by the Owners and directors or general partner of each of the Sellers;

    (f)
    Opinion of Counsel from Orgain, Bell & Tucker, L.L.P.;

    (g)
    A Contingent Earn-Out Agreement that is substantially identical in form and substance to that attached hereto as Exhibit D executed by the Owners;

    (h)
    An assignment, conveyance and bill of sale substantially identical in form and substance to that attached hereto as Exhibit F (the "Conveyance"); conveying the Assets to the Purchaser;

    (i)
    All title certificates and other registration documents necessary to transfer to the Purchaser the titles to the, motor vehicles, trailers, equipment and other tangible personalty which are a part of the Assets, including, but not limited to, those shown on attached Exhibit B to the Purchaser;

    (j)
    Non-competition agreements that are substantially identical in form and substance to that attached hereto as Exhibit G, duly executed by each of the Owners and each of the Sellers (the "Non-Competition Agreements");

    (k)
    An employment agreement that is substantially identical in form and substance to that attached hereto as Exhibit H, duly executed by Morris B. Windham (the "Employment Agreement");

    (l)
    The Special Warranty Deeds required by the Real Estate Purchase Agreements; and

    (m)
    The Escrow Agreement.

        6.05    Deliveries by the Purchaser at the Closing.    At the Closing, the Purchaser shall execute, acknowledge, and/or deliver, as appropriate, to the Sellers and the Owners the following:

    (a)
    An officer's certificate of the Purchaser, dated as of the Closing Date, as to the material truth and correctness of all of the representations and warranties of the Purchaser contained in this Agreement and the Real Estate Purchase Agreements;

    (b)
    An officer's certificate of the Purchaser, dated as of the Closing Date, as to the material performance of and compliance by the Purchaser with all covenants of the Purchaser contained in this Agreement and the Real Estate Purchase Agreements;

    (c)
    An officer's certificate of the Purchaser, dated as of the Closing Date, as to approval of the transactions contemplated by this Agreement and the Real Estate Purchase Agreements by the general partner of the Purchaser;

    (d)
    The Purchase Price in immediately available funds, less (i) the portion of the Purchase Price paid to the Escrow Account, (ii) the portion of the Purchase Price allocated to the Non-Competition Agreements to be executed by the Sellers, (iii) the portion of the Purchase Price allocated to the Real Estate Purchase Agreements, and (iv) payments, if any, made by Purchaser to creditors of Sellers pursuant to Sellers' instructions;

    (e)
    Opinion of Counsel of Counsel from Lynch, Chappell & Alsup, P.C.;

    (f)
    The Contingent Earn Out Agreement;

    (g)
    The Special Warranty Deed required by the Real Estate Purchase Agreements;

    (h)
    The Escrow Agreement;

    (i)
    The Non-Competition Agreements; and

    (j)
    The Employment Agreement.

ARTICLE VII

POST CLOSING REMEDIES OF THE PURCHASER

        7.01    In General.    After the Closing, the Purchaser, without limitation of its other rights and remedies, shall have recourse upon the Escrowed Funds for breaches of the representations, warranties, covenants and agreements of the Sellers or the Owners under this Agreement (including all costs, expenses and attorney's fees related thereto) in accordance with the procedure set forth in the Escrow Agreement.

        7.02    Dispute Resolution.

          (a)   The parties shall attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement or the breach hereof, including, without limitation, any controversies or claims arising out of, under, or with respect to the retained portion of the Purchase Price being held in the Escrow Account, promptly by negotiations between representatives who have authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business together with a request that the parties meet and confer ("Notice of Dispute"). Within twenty (20) days after delivery of the Notice of Dispute, the parties or their representatives shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within thirty (30) days after delivery of the Notice of Dispute, or if the parties fail to meet within twenty (20) days after delivery of the Notice of Dispute, either party may initiate mediation of the claim or dispute as provided hereafter.

          If a party or its representative intends to be accompanied at a meeting by an attorney, the other parties shall be given advance notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and any state's rules of evidence.

          (b)    Mediation.    If a claim or controversy has not been resolved by negotiation as provided in Section 7.02 (a), the parties shall endeavor to settle the claim or dispute by mediation under the Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes. A neutral third party will be selected from the CPR panel of neutrals. If the parties encounter difficulty in agreeing on a neutral third party, they will seek the assistance of CPR in the selection process. Mediation under this Section 7.02 (b) will commence within sixty (60) days of the Notice of Dispute.

          (c)    Statutes of Limitation Tolled During Meeting and Mediation.    All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedure specified in Sections 7.02(a) and (b) are pending. The parties will take such action, if any, required to effectuate such tolling.

          (d)    Performance To Continue Pending Dispute Resolution.    Each party is required to continue to perform its obligations under this Agreement pending final resolution of any claim or dispute covered by this Article VII.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

        8.01    Survival.    The parties agree that all of the representations, warranties and covenants contained in this Agreement or in any document, certificate, instrument, schedule or exhibit delivered pursuant to this Agreement shall survive the Closing and continue to be binding upon the parties.

        8.02    Further Assurances; Further Cooperation.    The parties to this Agreement shall undertake to perform their obligations under this Agreement, to satisfy all conditions, and to cause the transaction contemplated by this Agreement to be carried out in accordance with the terms of this Agreement. Upon the execution of this Agreement and thereafter, each party shall do such things as may be reasonably requested by the other party hereto in order more effectively to consummate or document the transaction contemplated by this Agreement.

        8.03    Notices.    Any notice or communication required or permitted hereunder shall be given in writing, shall refer specifically to the section of this Agreement under which it is given or to which it is applicable, and shall be sent by (a) personal delivery, (b) expedited delivery service with proof of delivery, (c) United States mail, postage prepaid, registered or certified mail, or (d) telecopy (provided that such telecopy is confirmed by expedited delivery service or by mail in the manner previously described) addressed as follows:

If to the Sellers or the Owners:	Mr. Morris B. Windham 2295 Thomas Road Beaumont, Texas 77706 Telephone: (409) 892-5370
With a copy to:	Orgain, Bell & Tucker, L.L.P. 4th Floor, 470 Orleans Street P. O. Box 1751 Beaumont, Texas 77704-1751 Attn: Mr. John Creighton, III Telephone: (409) 838-6412 Facsimile: (409) 838-6959
If to the Purchaser:	Basic Energy Services, L.P. 400 W. Illinois, Suite 800 Midland, Texas 79701 Attn: Mr. Kenneth V. Huseman, President Telephone: (432) 620-5500 Facsimile: (432) 620-5501
With a copy to:	Lynch, Chappell & Alsup, P.C. 300 N. Marienfeld, Suite 700 Midland, Texas 79701 Attn: Mr. James M. Alsup Telephone: (432) 683-3351 Facsimile: (432) 683-2587

or to such other address or to the attention of such other persons as hereafter shall be designated in writing by the applicable party sent in accordance herewith. Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of telecopy upon receipt.

        8.04    Binding Effect.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

        8.05    Captions; Definitions.    The titles or captions of articles, sections and subsections contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. The parties agree to all definitions in the statement of parties to this Agreement and in the other introductory language to this Agreement.

        8.06    Controlling Law; Amendment; Waiver; Remedies Cumulative.    This Agreement shall be construed and enforced in accordance with the laws of the State of Texas. This Agreement may not be altered or amended except in writing signed by the Purchaser, the Seller and the Owners. The failure of any party hereto at any time to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party hereto of any condition, or of the breach of any term, provision, warranty, representation, agreement or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, warranty, representation, agreement or covenant herein contained. Except as otherwise expressly provided herein, this Agreement is performable in Midland County, Texas.

        8.07    Post Closing Access and Audit.    The Sellers and the Purchaser shall have reasonable access to all books and records of the Businesses, and the parties hereto shall furnish to each other any information or copies of any document which may be relevant in connection with any tax matter requiring such information and shall provide such other assistance in this connection as the parties reasonably request, at no cost to the party to which the request is made. Without limiting the foregoing, the Sellers further agree that, upon request by the Purchaser following Closing, the Sellers will execute and deliver to the Purchaser or its accountants such audit response letters and further confirmations as the Purchaser or its accountants may reasonably require for purposes of verification of the accuracy, validity and completeness of all financial and other information provided or made available by the Sellers in connection with the transactions contemplated by this Agreement. Sellers and Owners further agree that they will fully cooperate with Purchaser in connection with any audit of the books and records relating to the conduct of the Businesses by Sellers during the three (3) calendar year preceding the Closing, provided the cost of such audit is borne by Purchaser.

        8.08    Entire Agreement.    This Agreement constitutes the entire agreement among the parties hereto with respect to the transaction contemplated and supersedes all prior negotiations. understandings and agreements, both written and oral, among the parties with respect thereto.

        8.09    No Presumption.    Neither this Agreement nor any other agreement between the parties nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto or thereto, whether under any rule of construction or otherwise. On the contrary, this Agreement and the other agreements between the parties have been reviewed by the parties and their counsel and, in the case of any ambiguity or uncertainty, shall be construed according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

        8.10    Counterparts.    This Agreement may be executed by each party upon a separate copy, and in such case one counterpart of this Agreement shall consist of enough of such copies to reflect the signatures of all of the parties to this Agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties to this Agreement and delivered to each of the other parties to this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts.

(The balance of this page is left blank intentionally)

        DULY EXECUTED by the parties hereto as of the day and year first above written.

SELLERS:
PARKER WINDHAM, LTD.
By:	PWI Management, L.L.C., General Partner
By:	/s/ MORRIS B. WINDHAM Morris B. Windham, Manager
PWI, INC.
By:	/s/ MORRIS B. WINDHAM Morris B. Windham, President
PWI RENTALS, L.P.
By:	PWI, Inc., General Partner
By:	/s/ MORRIS B. WINDHAM Morris B. Windham, President
PWI CONSTRUCTION, L.P.
By:	PWI Management, L.L.C., General Partner
By:	/s/ MORRIS B. WINDHAM Morris B. Windham, Manager
PWI DISPOSAL, L.P.
By:	PWI Management, L.L.C., General Partner
By:	/s/ MORRIS B. WINDHAM Morris B. Windham, Manager

OWNERS:
/s/ MORRIS B. WINDHAM Morris B. Windham
/s/ PAIGE WINDHAM Paige Windham
PURCHASER:
BASIC ENERGY SERVICES, L.P.
By:	Basic Energy Services G.P., L.L.C., Its General Partner
By:	/s/ KENNETH V. HUSEMAN Kenneth V. Huseman, President

QuickLinks

ASSET PURCHASE AGREEMENT
ARTICLE I PURCHASE AND SALE
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE OWNERS
ARTICLE III PURCHASER'S REPRESENTATIONS AND WARRANTIES
ARTICLE IV INDEMNIFICATIONS
ARTICLE V OTHER AGREEMENTS
ARTICLE VI THE CLOSING
ARTICLE VII POST CLOSING REMEDIES OF THE PURCHASER
ARTICLE VIII MISCELLANEOUS PROVISIONS